Amendment No. 2

dated

September 22, 2021

to

SCHEDULE A

to the

Master Services Agreement

Between

Chartwell Funds

and

Ultimus Fund Solutions, LLC

Dated August 1, 2018

Fund Portfolio(s)

Chartwell Income Fund

Chartwell Mid Cap Value Fund

Chartwell Short Duration High Yield Fund

Chartwell Small Cap Growth Fund

Chartwell Small Cap Value Fund

Chartwell Short Duration Bond Fund

The parties duly executed this second amendment to Schedule A as of September 22, 2021.

	Chartwell Funds		Ultimus Fund Solutions, LLC

By:	/s/ Michael Magee	By:	/s/ David James
Name:	Michael Magee	Name:	David James
Title:	COO/EVP	Title:	Executive Vice President, and Chief Legal & Risk Officer

Chartwell Funds

Ultimus Master Services Agreement - Amendment 2 to Schedule A

September 28, 2021